UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                        Commission File Number:      1-13851

                              SSN LIQUIDATING CORP.
             (Exact name of registrant as specified in its charter)

                        111 S.W. Fifth Avenue, Suite 3500
                             Portland, Oregon 97204
                                 (503) 756-7487
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Shares, no par value
            (Title of each class of securities covered by this Form)

                                      NONE
          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [   ]        Rule 12h-3(b)(1)(i)       [X]
         Rule 12g-4(a)(1)(ii)       [   ]        Rule 12h-3(b)(1)(ii)      [   ]
         Rule 12g-4(a)(2)(i)        [   ]        Rule 12h-3(b)(2)(i)       [   ]
         Rule 12g-4(a)(2)(ii)       [   ]        Rule 12h-3(b)(2)(ii)      [   ]
                                                 Rule 15d-6                [   ]

     Approximate number of holders of record as of the certification or notice date: 200 (as of December 2, 2002)

     Pursuant to the requirements of the Securities Exchange Act of 1934, SSN Liquidating Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 2, 2002             By:  /s/ Mark Richards
                                        ---------------------------------------
                                        Name:  Mark Richards
                                        Title: Chief Financial Officer,
                                               SSN Liquidating Corp.